As filed with the Securities and Exchange Commission on September 15, 2010
Registration No. 333-152866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Superior Well Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-2535684
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(724) 465-8904
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David E. Wallace
Chief Executive Officer
1380 Rt. 286 East, Suite #121
Indiana, Pennsylvania 15701
(724) 465-8904
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Brett E. Braden
Latham & Watkins LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
(713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     On August 7, 2008, Superior Well Services, Inc. (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-152866) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which Registration Statement was declared effective by the SEC on September 4, 2008. The Registration Statement registered the offer and sale of up to $500 million of debt securities, preferred stock, common stock of the Company, par value $0.01 per share, depository shares and warrants (collectively, the “Securities”).
     On September 10, 2010, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 6, 2010, by and among the Company, Nabors Industries Ltd., a Bermuda exempt company (“Parent”), and Diamond Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), the Company became an indirect wholly-owned subsidiary of Parent.
     In connection with the transactions contemplated by the Merger Agreement, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration all Securities that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, in the Commonwealth of Pennsylvania, on the 15th day of September, 2010.

SUPERIOR WELL SERVICES, INC.
By:	/s/ Thomas W. Stoelk
Thomas W. Stoelk
Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons on September 15, 2010 in the capacities indicated.

Signature	Capacity

/s/ David E. Wallace David E. Wallace	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Thomas W. Stoelk	Vice President and Chief Financial Officer
Thomas W. Stoelk	(Principal Financial Officer and Principal Accounting Officer)

/s/ Scott R. Peterson Scott R. Peterson	Director

/s/ Dennis A. Smith Dennis A. Smith	Director